Exhibit 99.1

WESTFIELD FINANCIAL, INC. ANNOUNCES MANAGEMENT SUCCESSION PLAN

      WESTFIELD, Mass. - (BUSINESS WIRE) - Wednesday, August 27, 2008 -- Westfield Financial, Inc. (the "Company") (Nasdaq: WFD), the holding company for Westfield Bank (the "Bank"), announced today that James C. Hagan will succeed Donald A. Williams as Chief Executive Officer of the Company and the Bank effective December 31, 2008.

      Mr. Hagan has served as President and Chief Operating Officer of the Company and the Bank since June 2005. Prior to that, he had served as Senior Vice President and Commercial Loan Department Manager of the Bank since 1998. From 1994 through 1998, Mr. Hagan was a Vice President of the Bank.

      After Mr. Hagan assumes the Chief Executive Officer position effective December 31, 2008, Mr. Williams will continue to serve as Chairman of the Board of the Company and the Bank; he has held this position since 2005. Mr. Williams has served as President of the Bank since 1983 and as Chief Executive Officer of the Bank since 1987. Mr. Williams has served as Chief Executive Officer of the Company since its inception in 2001.

      In addition, the Company announced that Leo R. Sagan Jr. will succeed Michael J. Janosco Jr. as the Chief Financial Officer and Treasurer of the Company and the Bank effective December 31, 2008. Mr. Sagan has served as Controller of the Bank since 2002 and as Vice President since 2003. Prior to that he served as Assistant Treasurer of the Company and the Bank from 1999 to 2002.

      After Mr. Sagan assumes the Chief Financial Officer and Treasurer positions effective December 31, 2008, Mr. Janosco will continue to assist executive management and the Board of Directors on investment decisions and asset allocations, as well as other strategic financial decisions. Mr. Janosco has served as the Chief Financial Officer and Treasurer of the Bank since 1999 and of the Company since its inception in 2001.

      Mr. Williams stated, "These appointments are the culmination of a very successful succession plan which was implemented three years ago to provide for a smooth transition. We look forward to Westfield Financial's continued growth and success under its new leadership."

      This press release contains "forward-looking statements" which may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to the Company's financial condition and results of operation and business that are subject to various factors which could cause actual results to differ materially from these estimates including, but not limited to, changes in the real estate market or local economy, changes in interest rates, changes in laws and regulations to which we are subject, and competition in our primary market area. The Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.